Exhibit 10.72

Corporate Headquarters 8250 Jones Branch Drive McLean, VA 22102	Tel: (703) 918-5000 www.FreddieMac.com Confidential

March 11, 2006

Mr. Kirk Die
3 Kirkcaldy Drive
West Chester, PA 19382

Dear Kirk:

I am pleased to extend an offer to you for the position of Senior Vice President, General Auditor. All of the executives you met with during your interviews at Freddie Mac are excited about the prospect of you joining our team and I am confident that you would be a valuable addition. For these reasons, I would like to offer you the compensation outlined below.

Compensation Components[1]

Total Target Cash Compensation
Base Salary	$350,000

Target Short Term Incentive (STI) (70% of Base Salary);	$245,000
Maximum of 200% of Target

Total Target Cash Compensation	$595,000

Target Long-Term Incentive (LTI)[2]
Target Annual LTI (70% of Base Salary)[3]	$245,000
Total Target Direct Compensation (Base Salary, STI, & LTI)	$840,000

Sign-On Component[4,5]
Restricted Stock Units	$450,000
Cash	$150,000

Total Sign-On	$600,000

(1) This offer and the terms of your compensation are subject to the approval of the Audit Committee of the Board of Directors and on Freddie Mac’s satisfaction in its sole discretion that your employment will not create an undue risk of impairing the independence of the company’s outside auditor. In addition, this offer is conditioned on the following, as is normal in the heavily regulated environment in which we operate: satisfactory completion of a reference check, background check, and drug test; executing a “Restrictive Covenant and Confidentiality Agreement” (enclosed); and your ability to verify your eligibility to work in the United States within 3 days of your start date, in compliance with the requirements of the Immigration Reform and Control Act.

As a Freddie Mac employee you will be subject to Corporate Policy 3-206, Investment Limitations Policy that, among other things, limits the investment activities of Freddie Mac employees. You should consult with Freddie Mac’s Chief Compliance Officer as soon as practical about any investments that you or a “covered household member,” as that term in defined in this policy, may have that may be prohibited by this policy. In addition, you are being employed as an “at will” employee consistent with Freddie Mac’s employment policy.

Your employment, this letter, and the matters addressed in it will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws provisions.

Mr. Kirk Die
March 11, 2006

The terms and conditions set forth in this letter supersede any previous communication you have had with Freddie Mac and/or its agents concerning the terms and conditions of your employment with Freddie Mac.

(2) Freddie Mac’s annual Long-Term Incentive (LTI) awards will be delivered in a mix of 25% in stock options and 75% in Restricted Stock Units (RSUs). The LTI awards will vest at a rate of 25% each year, over four years. The number of stock options and RSUs awarded is based on the Black-Scholes value and Economic Value, respectively. All aspects of the award, vesting, terms and conditions will be consistent with the annual LTI awards to all other Section 16 Insiders.

Freddie Mac currently provides dividend equivalents on RSUs. Dividend equivalents provide the grantee the right to receive from the corporation a cash payment equivalent to the dividends declared and paid on issued and. outstanding shares of common stock. This cash payment is made as promptly as possible after the payment date for such dividend or distribution.

(3) If your start date is prior to May 3, 2006, you will be eligible to receive your full target LTI of $245,000. The award will be granted at the same time as other Section 16 Insiders receive their LTI awards, which is anticipated to be no earlier than May 2006.

(4) As an additional incentive to join Freddie Mac and in anticipation of the expenses you will incur in your move to Washington DC, we will provide an RSU sign-on award of $450,000 and a cash sign-on award of $150,000.

The RSU sign-on award will vest at a rate of 33% on the first anniversary of the grant (2007), 33% on the second anniversary of the grant (2008), and the remaining 34% on the third anniversary of the grant (2009). The number of RSUs awarded is based on the average of the high and low price (the fair market value) of a share of Freddie Mac common stock on the date established by the Audit Committee of the Board of Directors as the grant date.

Sign-on cash awards are subject to repayment if, within the first year of employment, an employee terminates employment for any reason, Freddie Mac terminates employment for any violation of standard of conduct or behavior, or the Audit Committee determines that Senior Vice President, General Auditor’s performance is unacceptable.

(5) Freddie Mac will also provide you with relocation assistance. Relocation assistance includes packing/transportation of household goods, new home finding and current home sale assistance, a onetime payment of $10,000 to cover miscellaneous expenses, new home closing cost assistance, and tax assistance.

In light of the fact that you will need time to establish a permanent residence in the Washington, DC metro area, we will provide for up to 3 months temporary living at a residential apartment complex convenient to our McLean campus.

Enclosed for your review are summary descriptions of Freddie Mac’s comprehensive and flexible benefits plans, which consistently rank among the top in the nation. This includes relocation, health and welfare, retirement and savings, retiree medical benefits, income protection (disability, group term life, etc.), paid time off, and work/life benefits. Our senior vice presidents are also eligible for severance in an amount equal to 12 months of base salary (provided for according to the corporate severance policy and “Restrictive Covenant and Confidentiality Agreement”). Should you have any questions regarding these benefits, please do not hesitate to contact Julie Peterson, Vice President Compensation and Benefits, at 703-918-5789.

To indicate your agreement to these terms, please return an executed copy of this letter as well as the enclosed “Restrictive Covenant and Confidentiality Agreement” to me. Additional copies of the agreements are enclosed for your records.

Mr. Kirk Die
March 11, 2006

At your convenience, please give Julie or myself (703-918-8900) a call once you’ve had an opportunity to review this offer.

Best Regards,

/s/  Paul George
Paul George
Executive Vice President, Human Resources

Signed and Agreed to:	/s/ Kirk Die	3/17/06

Date
Enclosures